EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Thomas G. Bevivino
Chief Financial Officer &
Executive Vice President
tbevivino@severnbank.com
410.260.2000

Severn Bancorp Announces Second Quarter Dividend

ANNAPOLIS, MD (June 18, 2009) — Severn Bancorp, Inc., (Nasdaq SVBI) parent company of Severn Savings Bank, FSB (“Severn”), announced that its Board of Directors has declared a regular quarterly dividend of $.03 per share for the second quarter of 2009.  This dividend is payable on July 15, 2009 to shareholders of record as of the close of business on June 30, 2009.  This dividend is consistent with the $.03 per share dividend declared in the first quarter of 2009, and represents a reduction of $.03 per share from the dividend declared for the fourth quarter of 2008.

“This remains the most challenging economic environment we have ever experienced at Severn.  Our financial results continue to be impacted by the recession and the resulting increase in our non-performing loans and loan charges-offs.  As a result, we expect a greater contribution to our loan loss reserves during the second quarter than in any prior quarter,” said Alan J. Hyatt, president and chief executive officer.  “We continue to make loans in our community and fully support all efforts to stabilize our economy.  Severn is a well-capitalized bank,  but again felt that it was wise to maintain our dividend rate at 50% of its regular $.06 per share rate declared in 2008.  We, the board and management, remain optimistic about the future and value of the Severn franchise.”

Second Quarter Dividend, Page 2

About Severn
Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending.  It has assets of nearly $1 billion and four branches located in Annapolis, Edgewater and Glen Burnie, Maryland.  The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution.  Severn is on the Web at www.severnbank.com.

Forward Looking Statements
In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements.  The forward-looking statements contained herein include, but are not limited to, statements about the expected closing on the securities offerings.  The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements.  The Company’s operations and actual results could differ significantly from those discussed in the forward-looking statements.  Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and Company’s general market area, federal and state regulation, competition and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

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